UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K


                         CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)  October 6, 2008


                   AEI INCOME & GROWTH FUND 24 LLC
      (Exact name of registrant as specified in its charter)


     State of Delaware            000-49653           41-1990952
(State or other jurisdiction  (Commission File      (IRS Employer
     of incorporation)             Number)        Identification No.)


      30 East 7th Street, Suite 1300, St. Paul, Minnesota, 55101
               (Address of Principal Executive Offices)


                          (651) 227-7333
       (Registrant's telephone number, including area code)



  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written  communication  pursuant  to  Rule  425  under  the
      Securities Act (17 CFR 230.425)
[  ]  Soliciting  material  pursuant to  Rule  14a-12  under  the
      Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
      (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

      On October 6, 2008, the Company purchased a 34% interest in a Best Buy store in Lake Geneva, Wisconsin for $2,051,560 from Ryan Companies US, Inc., an unrelated third party. The property is leased to Best Buy Stores, L.P. under a Lease Agreement with a remaining primary term of 10.3 years. The Lease may be renewed by the tenant for up to four consecutive terms of five years each. The Lease requires an initial annual rent of $148,699 for the 34% interest, which will increase every five years by approximately 3.4%. The Lease is a net lease under which the tenant is responsible for real estate taxes, insurance, maintenance, repairs and operating expenses of the property. The only exceptions are the Company is responsible for repairs to the structural components of the building, roof, and parking lot and replacement of HVAC, electrical, plumbing and other similar systems for the building. The remaining interests in the property were purchased by AEI Income & Growth Fund XXII Limited Partnership and AEI Income & Growth Fund 27 LLC, affiliates of the Company.

       The Company purchased the property with cash received from the sale of property. The store was constructed in 2008 and is a 30,376 square foot building situated on approximately 3.8 acres of land. The freestanding retail store is located at 700 North Edwards Boulevard, Lake Geneva, Wisconsin.

       Best Buy Stores, L.P., a wholly owned subsidiary of Best Buy, Inc. ("BBY"), owns the fixed assets, inventory and receivables associated with BBY stores located in the United States. As the parent company of the tenant, BBY does not guarantee the lease and is not responsible for any lease obligations. BBY, headquartered near Minneapolis, sells consumer electronics, home-office products, entertainment software, appliances and related services through more than 1,200 retail stores across the United States, throughout Canada, and in China. For the fiscal year ended March 1, 2008, Best Buy reported a net worth of approximately $4.5 billion, revenue of approximately $40.0 billion and net income of approximately $1.4 billion. Best Buy is a public company whose stock is traded on the New York Stock Exchange under the symbol BBY and files reports with the SEC that are available on-line at the SEC's web site (www.sec.gov).

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

      (a) Financial statements of businesses acquired - Because the property acquired is subject to a net lease and represents less than 20% of the total assets of the Company as of December 31, 2007, no financial statements are required.

      (b) Pro forma financial information - A limited number of pro forma adjustments are required to illustrate the effects of the above transaction on the Company's balance sheet and income statement. The following narrative description is furnished in lieu of the pro forma statements:

          Assuming the Company had acquired the property on January 1, 2007, the Company's Investments in Real Estate would have increased by $2,051,560 and its Current Assets (cash) would have decreased by $2,051,560.

          For the year ended December 31, 2007, Income from Continuing Operations would have increased $75,886, representing an increase in rental income of $148,699 and an increase in depreciation expense of $72,813. For the six months ended June 30, 2008, Income from Continuing Operations would have increased $37,943, representing an increase in rental income of $74,350 and an increase in depreciation expense of $36,407.

          The net effect of these pro forma adjustments would have caused Net Income to increase from $2,769,937 to $2,845,823 and from $389,528 to $427,471, which would have resulted in Net Income of $113.30 and $16.94 per LLC Unit outstanding for the year ended December 31, 2007 and the six months ended June 30, 2008, respectively.

      (c) Shell company transactions - Not Applicable.

      (d) Exhibits  -   Not  required.   The  property   acquired
          represents less than 15% of the total assets of the Company as of October 6, 2008.



                           SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              AEI INCOME & GROWTH FUND 24 LLC

                              By: AEI Fund Management XXI, Inc.
                                 Its:  Managing Member

Date:  October 10, 2008       /s/ Patrick W Keene
                              By: Patrick W. Keene
                                 Its:  Chief Financial Officer